ARTICLES OF AMENDMENT AND RESTATEMENT

OF

NUVEEN INVESTMENT FUNDS, INC.

Nuveen Investment Funds, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation are amended and restated in their entirety to read as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NUVEEN INVESTMENT FUNDS, INC.

ARTICLE I

NAME

The name of the corporation (hereinafter referred to as the “Corporation”) is “Nuveen Investment Funds, Inc.”

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in, conduct, operate and carry on the business of an open-end management investment company under the Investment Company Act of 1940 (including any amendment thereof or other applicable Act of Congress hereafter enacted) (hereinafter called the “1940 Act”), and to do any and all acts or things as are necessary, convenient, appropriate, incidental or customary therewith.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the corporation in the State of Maryland is:

Nuveen Investment Funds, Inc.

c/o The Corporation Trust Incorporated

2405 York Rd., Ste 201

Lutherville Timonium, MD 21093

The name and address of the resident agent of the Corporation in the State of Maryland is:

The Corporation Trust Incorporated

2405 York Rd., Ste 201

Lutherville Timonium, MD 21093

The resident agent is a corporation organized under the laws of the State of Maryland.

ARTICLE IV

CAPITAL STOCK

Section 1.  (a)  The total number of shares of capital stock that the Corporation has authority to issue is two hundred twenty-four billion (224,000,000,000) shares of common stock (individually, a “Share” and, collectively, the “Shares”), of the par value of $.0001 per Share and of the aggregate par value of twenty-four million and four hundred thousand dollars ($22,400,000). Unless otherwise prohibited by law, so long as the Corporation is registered as an open-end investment company under the 1940 Act, the Board of Directors shall have the power and authority, without the approval of the holders of any outstanding Shares, to increase or decrease the number of shares of capital stock or the number of shares of capital stock of any class or series that the Corporation has authority to issue.

(b)  The following table illustrates the current designated classes. Of the total authorized Shares:

2,000,000,000 Shares	Class E Common Shares (formerly referred to as “special equity fund shares”)	Nuveen Mid Cap Value Opportunities Fund
2,000,000,000 Shares	Class E, Series 2 Common Shares	--
2,000,000,000 Shares	Class E, Series 3 Common Shares	--
2,000,000,000 Shares	Class E, Series 4 Common Shares	--
2,000,000,000 Shares	Class E, Series 5 Common Shares	--
2,000,000,000 Shares	Class E, Series 6 Common Shares	--
2,000,000,000 Shares	Class E, Series 7 Common Shares	--
2,000,000,000 Shares	Class M Common Shares	Nuveen Minnesota Intermediate Municipal Bond Fund
2,000,000,000 Shares	Class M, Series 2 Common Shares	--

2,000,000,000 Shares	Class M, Series 3 Common Shares	--
2,000,000,000 Shares	Class M, Series 4 Common Shares	--
2,000,000,000 Shares	Class M, Series 5 Common Shares	--
2,000,000,000 Shares	Class M, Series 6 Common Shares	--
2,000,000,000 Shares	Class M, Series 7 Common Shares	--
2,000,000,000 Shares	Class T Common Shares	Nuveen Dividend Value Fund
2,000,000,000 Shares	Class T, Series 2 Common Shares	--
2,000,000,000 Shares	Class T, Series 3 Common Shares	--
2,000,000,000 Shares	Class T, Series 4 Common Shares	--
2,000,000,000 Shares	Class T, Series 5 Common Shares	--
2,000,000,000 Shares	Class T, Series 6 Common Shares	--
2,000,000,000 Shares	Class T, Series 7 Common Shares	--
2,000,000,000 Shares	Class V Common Shares	Nuveen Real Estate Securities Fund
2,000,000,000 Shares	Class V, Series 2 Common Shares	--
2,000,000,000 Shares	Class V, Series 3 Common Shares	--
2,000,000,000 Shares	Class V, Series 4 Common Shares	--

2,000,000,000 Shares	Class V, Series 5 Common Shares	--
2,000,000,000 Shares	Class V, Series 6 Common Shares	--
2,000,000,000 Shares	Class V, Series 7 Common Shares	--
2,000,000,000 Shares	Class X Common Shares	Nuveen Oregon Intermediate Municipal Bond Fund
2,000,000,000 Shares	Class X, Series 2 Common Shares	--
2,000,000,000 Shares	Class X, Series 3 Common Shares	--
2,000,000,000 Shares	Class X, Series 4 Common Shares	--
2,000,000,000 Shares	Class X, Series 5 Common Shares	--
2,000,000,000 Shares	Class AA Common Shares	Nuveen Small Cap Value Fund
2,000,000,000 Shares	Class AA, Series 2 Common Shares	--
2,000,000,000 Shares	Class AA, Series 3 Common Shares	--
2,000,000,000 Shares	Class AA, Series 4 Common Shares	--
2,000,000,000 Shares	Class AA, Series 5 Common Shares	--
2,000,000,000 Shares	Class AA, Series 6 Common Shares	--
2,000,000,000 Shares	Class AA, Series 7 Common Shares	--

2,000,000,000 Shares	Class EE Common Shares	Nuveen Minnesota Municipal Bond Fund
2,000,000,000 Shares	Class EE, Series 2 Common Shares	--
2,000,000,000 Shares	Class EE, Series 3 Common Shares	--
2,000,000,000 Shares	Class EE, Series 4 Common Shares	--
2,000,000,000 Shares	Class EE, Series 5 Common Shares	--
2,000,000,000 Shares	Class EE, Series 6 Common Shares	--
2,000,000,000 Shares	Class EE, Series 7 Common Shares	--
2,000,000,000 Shares	Class HH Common Shares	Nuveen Credit Income Fund
2,000,000,000 Shares	Class HH, Series 2 Common Shares	--
2,000,000,000 Shares	Class HH, Series 3 Common Shares	--
2,000,000,000 Shares	Class HH, Series 4 Common Shares	--
2,000,000,000 Shares	Class HH, Series 5 Common Shares	--
2,000,000,000 Shares	Class HH, Series 6 Common Shares	--
2,000,000,000 Shares	Class LL Common Shares	Nuveen Strategic Income Fund
2,000,000,000 Shares	Class LL, Series 2 Common Shares	--
2,000,000,000 Shares	Class LL, Series 3 Common Shares	--
2,000,000,000 Shares	Class LL, Series 4 Common Shares	--

2,000,000,000 Shares	Class LL, Series 5 Common Shares	--
2,000,000,000 Shares	Class LL, Series 6 Common Shares	--
2,000,000,000 Shares	Class LL, Series 7 Common Shares	--
2,000,000,000 Shares	Class LL, Series 8 Common Shares	--
2,000,000,000 Shares	Class MM Common Shares	Nuveen Nebraska Municipal Bond Fund
2,000,000,000 Shares	Class MM, Series 2 Common Shares	--
2,000,000,000 Shares	Class MM, Series 3 Common Shares	--
2,000,000,000 Shares	Class MM, Series 4 Common Shares	--
2,000,000,000 Shares	Class MM, Series 5 Common Shares	--
2,000,000,000 Shares	Class MM, Series 6 Common Shares	--
2,000,000,000 Shares	Class SS Common Shares	Nuveen Small/Mid Cap Growth Opportunities Fund
2,000,000,000 Shares	Class SS, Series 2 Common Shares	--
2,000,000,000 Shares	Class SS, Series 3 Common Shares	--
2,000,000,000 Shares	Class SS, Series 4 Common Shares	--
2,000,000,000 Shares	Class SS, Series 5 Common Shares	--

2,000,000,000 Shares	Class SS, Series 6 Common Shares	--
2,000,000,000 Shares	Class SS, Series 7 Common Shares	--
2,000,000,000 Shares	Class TT Common Shares	Nuveen Small Cap Growth Opportunities Fund
2,000,000,000 Shares	Class TT, Series 2 Common Shares	--
2,000,000,000 Shares	Class TT, Series 3 Common Shares	--
2,000,000,000 Shares	Class TT, Series 4 Common Shares	--
2,000,000,000 Shares	Class TT, Series 5 Common Shares	--
2,000,000,000 Shares	Class TT, Series 6 Common Shares	--
2,000,000,000 Shares	Class TT, Series 7 Common Shares	--
2,000,000,000 Shares	Class UU Common Shares	Nuveen Small Cap Select Fund
2,000,000,000 Shares	Class UU, Series 2 Common Shares	--
2,000,000,000 Shares	Class UU, Series 3 Common Shares	--
2,000,000,000 Shares	Class UU, Series 4 Common Shares	--
2,000,000,000 Shares	Class UU, Series 5 Common Shares	--
2,000,000,000 Shares	Class UU, Series 6 Common Shares	--

2,000,000,000 Shares	Class UU, Series 7 Common Shares	--
2,000,000,000 Shares	Class CCC Common Shares	Nuveen Short Term Municipal Bond Fund
2,000,000,000 Shares	Class CCC, Series 2 Common Shares	--
2,000,000,000 Shares	Class CCC, Series 3 Common Shares	--
2,000,000,000 Shares	Class CCC, Series 4 Common Shares	--
2,000,000,000 Shares	Class CCC, Series 5 Common Shares	--
2,000,000,000 Shares	Class EEE Common Shares	Nuveen Large Cap Select Fund
2,000,000,000 Shares	Class EEE, Series 2 Common Shares	--
2,000,000,000 Shares	Class EEE, Series 3 Common Shares	--
2,000,000,000 Shares	Class EEE, Series 4 Common Shares	--
2,000,000,000 Shares	Class EEE, Series 5 Common Shares	--
2,000,000,000 Shares	Class EEE, Series 6 Common Shares	--
2,000,000,000 Shares	Class JJJ Common Shares	Nuveen Real Asset Income Fund
2,000,000,000 Shares	Class JJJ, Series 2 Common Shares	--
2,000,000,000 Shares	Class JJJ, Series 3 Common Shares	--
2,000,000,000 Shares	Class JJJ, Series 4 Common Shares	--

2,000,000,000 Shares	Class JJJ, Series 5 Common Shares	--
2,000,000,000 Shares	Class JJJ, Series 6 Common Shares	--
2,000,000,000 Shares	Class KKK Common Shares	Nuveen Global Infrastructure Fund
2,000,000,000 Shares	Class KKK, Series 2 Common Shares	--
2,000,000,000 Shares	Class KKK, Series 3 Common Shares	--
2,000,000,000 Shares	Class KKK, Series 4 Common Shares	--
2,000,000,000 Shares	Class KKK, Series 5 Common Shares	--
2,000,000,000 Shares	Class KKK, Series 6 Common Shares	--
2,000,000,000 Shares	Class KKK, Series 7 Common Shares	--

(c)   Two hundred forty-six billion (246,000,000,000) Shares shall initially be unclassified Shares.

(d)  Any class of the Shares, including the Class E through Class KKK, and each class hereafter created by the Board of Directors, shall be referred to herein individually as a “Class” and collectively as “Classes.” The Board of Directors of the Corporation may further classify or reclassify any unissued Shares into a Class or Series thereof (whether or not such Shares have been previously classified or reclassified into a Class or a Series thereof) from time to time by setting or changing the preferences, conversion, or other rights, voting powers, designations, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such unissued Shares.

(e)  The Shares of each Class may be further classified by the Board of Directors into one or more series (individually a “Series” and collectively, together with any other series within any Class, the “Series”) with such relative rights and preferences as shall be contained in Articles Supplementary filed with the State Department of Assessments and Taxation of the State of Maryland. All Series of a particular Class of the Corporation shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights of any other Shares of such Class, except that the shares of each Series within a Class may be subject to such charges and expenses (including by way of example, but not by way of limitation, such front-end and deferred sales charges as may be permitted under the 1940 Act or any rule or exemption thereunder and rules of the Financial Industry Regulatory Authority (“FINRA”), expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) adopted and changed from time to time by the Board of Directors of the Corporation in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Series within such Class, and all of the charges and expenses to which a Series is subject shall be borne by such Series and shall be appropriately reflected (in the manner determined by the Board of Directors) in determining the net asset value and the amounts payable with respect to dividends and distributions on and redemptions or liquidations of, the Shares of such Series.

(f)  A description of the relative preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of all Classes of Shares is as follows, unless otherwise set forth in Articles Supplementary filed with the State Department of Assessments and Taxation of the State of Maryland describing any further Class or Classes from time to time created by the Board of Directors of the Corporation:

(i)  Assets Belonging to a Class. All consideration received by the Corporation for the issue or sale of Shares of a particular Class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds received from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Class for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits, and proceeds, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Assets (as hereinafter defined) allocated to that Class as provided in the following sentence, are herein referred to as “assets belonging to” that Class. In the event that there are any assets, income, earnings, profits, or proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular Class (collectively, “General Assets”), the Board of Directors shall allocate such General Assets to and among any one or more of the Classes created from time to time in the manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; and any General Assets so allocated to a particular Class shall belong to that Class. Each such allocation by the Board of Directors shall be conclusive and binding upon the stockholders of all Classes for all purposes.

(ii)  Liabilities Belonging to a Class. The assets belonging to each particular Class shall be charged with the liabilities of the Corporation in respect of that Class and with all expenses, costs, charges, and reserves attributable to that Class, and such charges shall be so recorded upon the books of account of the Corporation. Such liabilities, expenses, costs, charges and reserves, together with any General Liabilities (as hereinafter defined) allocated to that Class as provided in the following sentence, so charged to that class are herein referred to as “liabilities belonging to” that Class. In the event there are any general liabilities, expenses, costs, charges, or reserves of the Corporation which are not readily identifiable as belonging to any particular Class (collectively, “General Liabilities”), the Board of Directors shall allocate and charge such General Liabilities to and among any one or more of the Classes created from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; and any General Liabilities so allocated and charged to a particular Class shall belong to that Class. Each such allocation by the Board of Directors shall be conclusive and binding upon the stockholders of all Classes for all purposes.

(iii)  Dividends and Distributions. Dividends and distributions on Shares of a particular Class may be declared and paid to the holders of Shares of that Class at such times, in such manner and from such of the income and capital gains, accrued or realized, from the assets belonging to that Class, after providing for actual and accrued liabilities belonging to that Class, as the Board of Directors may determine.

(iv)  Liquidation. In the event of the liquidation or dissolution of the Corporation, the stockholders of each Class that has been created shall be entitled to receive, as a Class, when and as declared by the Board of Directors, the excess of the assets belonging to that Class over the liabilities belonging to that Class. The assets so distributable to the stockholders of any particular Class shall be distributed among the stockholders in proportion to the number of Shares of that Class held by them and recorded on the books of the Corporation.

(v)   Voting. On each matter submitted to a vote of the stockholders, each holder of a Share shall be entitled to one vote for each such Share standing in his name on the books of the Corporation, irrespective of the Class thereof, and all Shares of all Classes shall vote as a single class (“Single Class Voting”); provided, however, that (A) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or would be required under the General Corporation Law of the State of Maryland, such requirements as to a separate vote by that Class shall apply in lieu of Single Class Voting as described above; (B) in the event that the separate vote requirements referred to in (A) above apply with respect to one or more Classes, then, subject to (C) below, the Shares of all other Classes shall vote as a single class; (C) as to any matter which does not affect the interest of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote; and (D) as to any matter which affects only a particular Series, only the holders of the Shares of the affected Series shall be entitled to vote and, if permitted by the 1940 Act and any other applicable law, the Series of more than one Class may vote together as a single class on any such matter which shall have the same effect on each Series.

(vi)  Exchange Privilege. Shares may be issued by a Class of a single Series from time to time, without the vote of the stockholders (or, if the Directors in their sole discretion deem advisable, with a vote of the stockholders), in exchange for Shares of a different Class of the same Series at the relative net asset value per Share of the Classes or on such other terms as the Directors, from time to time, may deem advisable.

(vii)  Creation Units. Notwithstanding anything contained herein to the contrary, the Directors may, from time to time and without stockholder approval, determine to issue or redeem Shares of any Series or Class that operates as an exchange-traded open-end management investment company registered under the 1940 Act (an “ETF”) in large aggregations of Shares (e.g., 10,000 or more Shares) as shall be determined from time to time, which are known as “Creation Units,” and, in connection with the issuance and redemption of such Creation Units, to charge such transaction fees or such other fees as determined from time to time; provided however, that the number of Shares constituting a Creation Unit may be changed from time to time without stockholder approval.

(g)  The Corporation shall not be obligated to issue certificates representing shares of any Class or Series of capital stock. At the time of issue or transfer of Shares without certificates, the Corporation shall provide the stockholder with such information as may be required under the Maryland General Corporation Law.

Section 2.  Subject to compliance with the requirements of the 1940 Act or any rule or exemption thereunder, the Board of Directors shall have the authority to provide that Shares of any Series shall be convertible (automatically, optionally, or otherwise) into Shares of one or more other Series in accordance with such requirements and procedures as may be established by the Board of Directors.

Section 3.  The presence in person or by proxy of the holders of record of 10% of the Shares of all Classes issued and outstanding and entitled to vote thereat shall constitute a quorum for the transaction of any business at all meetings of the stockholders except as otherwise provided by law or in these Articles of Incorporation and except that where the holders of Shares of any Class or Series thereof are entitled to a separate vote as a Class or Series (for purposes of this Section 3, such Series or Class, being referred to as a “Separate Class”) or where the holders of Shares of two or more (but not all) Classes or Series thereof are required to vote as a single Class or Series for purposes of this Section 3 (such Series or Classes being referred to as a “Combined Class”), the presence in person or by proxy of the holders of 10% of the Shares of that Separate Class or Combined Class, as the case may be, issued and outstanding and entitled to vote thereat shall constitute a quorum for such vote. If, however, a quorum with respect to all Classes, a Separate Class or a Combined Class, as the case may be, shall not be present or represented at any meeting of stockholders, the holders of a majority of the Shares of all Classes, such Separate Class or such Combined Class, as the case may be, present in person or by proxy and entitled to vote shall have power to adjourn the meeting from time to time (to a date or dates not more than 120 days after the original record date) as to all Classes, such Separate Class or such Combined Class, as the case may be, without notice other than announcement at the meeting, until the requisite number of Shares entitled to vote at such meeting shall be present. At such adjourned meeting at which the requisite number of Shares entitled to vote thereat shall be represented any business may be transacted which might have been transacted at the meeting as originally notified. The absence from any meeting of stockholders of the number of Shares in excess of 10% of the Shares of all Classes or of the affected Class or Classes or Series thereof, as the case may be, which may be required by the laws of the State of Maryland, the 1940 Act, any other applicable law or these Articles of Incorporation, for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, holders of the number of Shares required for action in respect of such other matter or matters. Notwithstanding any provision of the General Corporation Law of the State of Maryland requiring that any action be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares or votes entitled to be cast, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon. When such shares are voted by individual Class or Series, any such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of such Class or Series outstanding and entitled to vote thereon.

Section 4.  All Shares now or hereafter authorized shall be subject to redemption and redeemable at the option of the stockholder, in the sense used in the General Corporation Law of the State of Maryland provided, however, if the Board of Directors determines to issue Creation Units pursuant to Section 1(f)(vii) of Article IV, then such Shares (hereinafter referred to as “ETF Shares”) shall be redeemable in accordance with Section 8 of Article 4 noted below. Except for such ETF Shares, each holder of a Share of any Class (or Series thereof), upon request to the Corporation accompanied by surrender of the appropriate stock certificate or certificates, if any, in proper form for transfer, shall be entitled to require the Corporation to redeem all or any part of the Shares of that Class (or Series thereof) standing in the name of such holder on the books of the Corporation at a redemption price per Share based on the net asset value per Share of that Class (or Series thereof) determined in accordance with Section 4 of Article VI hereof. Nothing herein shall prohibit the Corporation from imposing, at the time of the redemption of Shares of any Class or Series thereof, a fee or sales charge provided that such fee or sales charge has been duly adopted by the Board of Directors and is permitted under the applicable provisions of the 1940 Act and applicable rules of the FINRA.

Section 5.  All Shares now or hereafter authorized shall be subject to redemption and redeemable at the option of the Corporation. The Board of Directors may by resolution from time to time authorize the Corporation to require the redemption of all or any part of the outstanding Shares of any Class (or Series thereof) upon the sending of written notice thereof to each stockholder any of whose Shares of that Class (or Series thereof) are so redeemed and upon such terms and conditions as the Board of Directors shall deem advisable, out of funds legally available therefor, at a redemption price per Share based on the net asset value per Share of that Class (or Series thereof) determined in accordance with Section 4 of Article VI hereof and to take all other steps deemed necessary or advisable in connection therewith. The Corporation shall have the right to require the redemption of all Shares owned or held by any one stockholder and having an aggregate net asset value, as determined at any time in accordance with Article VI hereof, of less than $500.00, or such other minimum as the Board of Directors may from time to time establish in its discretion.

Section 6.  The Board of Directors may by resolution from time to time authorize the repurchase by the Corporation, either directly or through an agent, of Shares of any Class upon such terms and conditions and for such consideration as the Board of Directors shall deem advisable, out of funds legally available therefor, at prices per Share not in excess of the net asset value per Share of that Class determined in accordance with Section 4 of Article VI hereof and to take all other steps deemed necessary or advisable in connection therewith.

Section 7.  Except as otherwise permitted by the 1940 Act or any rule or exemption thereunder payment of the redemption or repurchase price of Shares surrendered to the Corporation for redemption pursuant to the provisions of Section 4 or 5 of this Article IV or for repurchase by the Corporation pursuant to the provisions of Section 6 of this Article IV shall be made by the Corporation within seven days after surrender of such Shares to the Corporation for such purpose. Any such payment may be made in whole or in part in portfolio securities or in cash, as the Board of Directors shall deem advisable, and no stockholder shall have the right, other than as determined by the Board of Directors, to have his Shares redeemed or repurchased in portfolio securities.

Section 8.  Notwithstanding the foregoing, if the Corporation issues Shares of any Series or Class that is an ETF in Creation Units, then such ETF Shares shall be redeemable only in accordance with such procedures or methods prescribed or approved by the Directors from time to time, or in compliance with Rule 6c-11(a)(2) or any exemptive order issued by the United States Securities and Exchange Commission. Further, such Series or Class or the principal underwriter of such Series or Class shall be obligated to purchase said ETF Shares only where the number of ETF Shares subject to the purchase request aggregates to one or more Creation Units, and unless the Directors otherwise determine, there shall be no redemption of partial or fractional Creation Units hereunder. If payment for ETF Shares shall be made other than exclusively in cash, any securities to be delivered as part of such payment shall be delivered as promptly as practicable.

Section 9.  No holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any part of any new or additional issue of stock of any Class, or of rights or options to purchase any stock, or of securities convertible into, or carrying rights or options to purchase, stock of any Class, whether now or hereafter authorized or whether issued for money, for a consideration other than money or by way of a dividend or otherwise, and all such rights are hereby waived by each holder of capital stock of any other Class of stock or securities of the Corporation that may hereafter be created.

Section 10.  All persons who shall acquire any of the Shares shall acquire the same subject to the provisions of these Articles of Incorporation.

Section 11.  The Corporation shall not be required to hold an annual meeting of stockholders in any year unless such meeting is required under the 1940 Act, including any regulation thereunder.

ARTICLE V

DIRECTORS

Section 1.  The Bylaws of the Corporation may fix the number of directors and may authorize the Board of Directors to increase or decrease the number of directors within a limit specified by the Bylaws, and to fill the vacancies created by any such increase in the number of directors. Until otherwise modified pursuant to the foregoing sentence, the number of directors shall be twelve. Unless otherwise provided by the Bylaws of the Corporation, the directors of the Corporation need not be stockholders. The following individuals shall serve as directors of the corporation until their successors are elected and qualify: Joseph A. Boateng, John K. Nelson, Michael A. Forrester, Loren M. Starr, Thomas J. Kenny, Matthew Thornton III, Amy B.R.

Lancellotta, Terence J. Toth, Joanne T. Medero, Margaret L. Wolff, Albin F. Moschner and Robert L. Young.

Section 2.  The Bylaws of the Corporation may divide the Directors of the Corporation into classes and prescribe the tenure of office of the several classes.

Section 3.  The Bylaws of the Corporation shall provide the number of directors which shall constitute a quorum; provided, that in no event shall a quorum be less than one-third of the entire Board of Directors nor less than two directors.

Section 4.  Stockholders of the Corporation may remove a Director by the affirmative vote of a majority of the Corporation’s outstanding Shares.

ARTICLE VI

MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

Section 1.  The Board of Directors shall have the general management and control of the business and property of the Corporation, and may exercise all the powers of the Corporation, except such as are by statute or by these Articles of Incorporation or by the Bylaws conferred upon or reserved to the stockholders. The Corporation may in its Bylaws confer powers on the Board of Directors in addition to the powers expressly conferred by statute.

Section 2.  The Board of Directors shall have the power to adopt, alter, or repeal the Bylaws of the Corporation except to the extent that the Bylaws otherwise provide.

Section 3.  The Board of Directors shall have the power from time to time to determine whether and to what extent, at what times and places, and under what conditions and regulations, the accounts and books of the Corporation or any of them shall be open to the inspection of stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except to the extent required by statute or permitted by the Bylaws.

Section 4.  The Board of Directors shall have the power to determine, as provided in these Articles of Incorporation, or if provision is not made herein, in accordance with generally accepted accounting principles, what constitutes net income, total assets, and the net asset value of the Shares of each Class of the Corporation, and of the Shares of each Series of such Class. Any such determination made in good faith shall be final and conclusive, and shall be binding upon the Corporation, and all holders of shares of each Series of each Class (past, present, and future), and Shares of each Class are issued and sold on the condition and undertaking, evidenced by acceptance of certificates for such Shares by, or confirmation of such Shares being held for the account of, any stockholder, that any and all such determinations shall be binding as aforesaid. Nothing in this Section 4 shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Section 5.  The Board of Directors shall have the power to authorize additional shares of stock and provide for the issuance and sale of shares of the stock of the Corporation.

Section 6.  The Board of Directors shall have the power, in the case of any ETF, to list the Shares of any such ETF on one or more securities exchanges or other trading markets, to facilitate the trading of such ETF Shares at market prices on such securities exchanges or other trading markets, and to cease such operation and/or listing at any time, in accordance with applicable law and applicable rules of the exchange or trading market.

ARTICLE VII

INDEMNIFICATION; LIABILITY

Section 1.  Each present or former director, officer, agent and employee of the Corporation or any predecessor or constituent corporation, and each person who, at the request of the Corporation, serves or served another business enterprise in any such capacity, and the heirs and personal representatives of each of the foregoing shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses, including without limitation amounts of judgments, fines, amounts paid in settlement, attorneys’ and accountants’ fees, and costs of litigation, which shall necessarily or reasonably be incurred by him or her in connection with any action, suit or proceeding to which he or she was, is or shall be a party, or with which he or she may be threatened, by reason of his or her being or having been a director, officer, agent or employee of the Corporation or such predecessor or constituent corporation or such business enterprise, whether or not he or she continues to be such at the time of incurring such expenses. Such indemnification may include without limitation the purchase of insurance and advancement of any expenses, and the Corporation shall be empowered to enter into agreements to limit the liability of directors and officers of the Corporation. No indemnification shall be made in violation of the General Corporation Law of the State of Maryland or the 1940 Act.

Section 2.  No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages, except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The foregoing shall not be construed to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which such director or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such office.

ARTICLE VIII

PERPETUAL EXISTENCE

The duration of the Corporation shall be perpetual.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification, or otherwise.

The terms “Articles of Incorporation” as used herein and in the Bylaws of the Corporation shall be deemed to mean these Articles of Incorporation as from time to time amended, restated, or supplemented.

SECOND: The foregoing Articles of Amendment and Restatement have been approved by the Board of Directors without action by the Corporation’s stockholders pursuant to authority set forth in Section 2-604(b) of the Maryland General Corporation Law.

We, the undersigned Chief Administrative Officer and Secretary, swear under penalties of perjury that the foregoing is a corporate act to the best of the knowledge, information, and belief of the individual signing the document, these matters and facts are true in all material respects, and that the statement is made under the penalties for perjury.

NUVEEN INVESTMENT FUNDS, INC.

By
Jordan M. Farris, Chief Administrative Officer

Mark J. Czarniecki, Secretary

Return address of filing party:
Nuveen Fund Advisors, LLC 333 West Wacker Drive
Chicago, IL 60606